                              EAC INDUSTRIES, INC.
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)


                                                For The Three Months                 For The Six Months
                                                   Ended July 31,                       Ended July 31,
                                               1997              1996              1997              1996
                                               ----              ----              ----              ----
NET (LOSS)                                 $   (65,988)      $   (75,977)      $   (48,041)      $   (91,309)
                                           ===========       ===========       ===========       ===========


SHARES:
  Weighted average shares outstanding        2,311,687         2,311,687         2,311,687         2,311,687
  Other - options, warrants etc                     --                --                --                --
                                           -----------       -----------       -----------       -----------
                                             2,311,687         2,311,687         2,311,687         2,311,687
                                           ===========       ===========       ===========       ===========

PRIMARY EARNINGS (LOSS) PER SHARE          $      (.03)      $      (.03)      $      (.02)      $      (.04)
                                           ===========       ===========       ===========       ===========

                                 - Exhibit 11 -

                                                                        Page 13.